As filed with the Securities and Exchange Commission February 1, 2022

Registration No. 333-238843

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

Post-Effective Amendment No. 1 to Registration Statement No. 333-238843

UNDER

THE SECURITIES ACT OF 1933

GREAT WESTERN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1308512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 South Main Avenue

Sioux Falls, South Dakota 57104

(605) 334-2548

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kirk D. Jensen, Esq.

Executive Vice President, General Counsel and Corporate Secretary

First Interstate BancSystem, Inc

as successor by merger to Great Western Bancorp, Inc.

401 North 31st Street

Billings, MT 59116-0918

(406) 255-5390

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 ____________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Prior Registration Statement”) is being filed by Great Western Bancorp, Inc. (the “Registrant” or “Great Western”) to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of Great Western common stock, par value $0.01 per share (the “Shares”), together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•	Registration Statement on Form S-3 (No. 333-238843), filed with the Securities and Exchange Commission on June 1, 2020, registering an indeterminate amount of the Registrant’s senior debt securities, common stock, preferred stock and depositary shares by one or more of the Registrant’s subsidiaries.

On September 15, 2021, the Registrant entered into an Agreement and Plan of Merger, dated as of September 15, 2021, by and between the Registrant and First Interstate BancSystem, Inc. (“First Interstate”), pursuant to which, on February 1, 2022, the Registrant merged with and into First Interstate, with First Interstate continuing as the surviving entity (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on February 1, 2022.

FIRST INTERSTATE BANCSYSTEM, INC. As successor by merger to Great Western Bancorp, Inc.

By:	/s/ Kevin P. Riley
Name:	Kevin P. Riley
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.